Exhibit 99

News Release

Contact
Bev Fleming, Investor Relations	or	Doug Holt, Public Relations
(312) 444-7811		(312) 557-1571
http://www.northerntrust.com

FOR IMMEDIATE RELEASE

NORTHERN TRUST CORPORATION REPORTS THIRD QUARTER 2008 LOSS

OF $.58 PER SHARE, DOWN FROM THE PRIOR YEAR EARNINGS OF $.93 PER SHARE.

Results Impacted by Previously Announced Client Support-Related Charges

(Chicago, October 22, 2008) Northern Trust Corporation today reported a third quarter net loss per common share of $.58 compared with net income per common share of $.93 reported in the third quarter of 2007. The net loss was $129.4 million compared with net income of $208.3 million in the third quarter of last year. The current quarter results include pre-tax accounting charges of $561.5 million ($353.2 million after-tax or $1.59 per common share), associated with the previously disclosed actions taken to support clients in light of current market conditions.

Net income per common share of $2.09 for the nine months ended September 30, 2008 was 22% lower than the $2.69 reported in 2007. Net income was $471.4 million compared with $601.9 million earned in the prior year period.

Frederick H. Waddell, President and Chief Executive Officer, commented, “The third quarter of 2008 represented an extraordinarily challenging period for the financial services industry and world economy. The financial strength of Northern Trust, however, continues to be exemplified by our well-capitalized balance sheet ratios, the high quality of our loan and investment portfolios, and our sound credit ratings, hallmarks of Northern Trust which have positioned us well to support our clients in these difficult times. In support of our clients, we incurred $561.5 million of previously announced charges, which resulted in a net loss of $129 million in the quarter. Northern Trust’s position of strength and stability has also fueled growth in our deposit base, which increased over 30% as clients sought a safe haven for their funds. While this quarter’s results dampen our very strong performance through the first half of the year, our strategy remains unchanged. We believe our focused business model, conservative financial policies, and commitment to our clients will allow us to manage through this challenging environment.”

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THIRD QUARTER PERFORMANCE HIGHLIGHTS

Northern Trust’s third quarter 2008 results were negatively impacted by the following charges, some of which were previously provided as estimates.

Previously Announced Charges

•

A pre-tax charge of $313.9 million ($197.5 million after tax, or $.89 per common share) in connection with an increase in support provided to cash investment funds under existing capital support agreements and the establishment of a capital support agreement for one additional fund.

•	Pre-tax charges totaling $167.6 million ($105.4 million after tax, or $.47 per common share) in connection with actions taken to provide support for Northern Trust’s securities lending clients.

•

An $80 million pre-tax charge ($50.3 million after tax, or $.23 per common share) related to the establishment of a program to purchase certain illiquid auction rate securities that were purchased by a limited number of Northern Trust clients.

Additional Charges

•

A $9.5 million pre-tax charge ($12.9 million after tax, or $.06 per common share) reducing net interest income and increasing income taxes related to revised estimates regarding the outcome of the Corporation’s tax position with respect to certain structured leasing transactions.

•

A $16.9 million pre-tax charge ($10.6 million after tax, or $.05 per common share) to reflect the other-than-temporary impairment of two asset-backed securities held within Northern Trust’s balance sheet investment portfolio.

Partially offsetting these charges were reductions in performance-based compensation and certain defined contribution benefit expense, primarily reflecting the impact of the above charges on projected full year performance.

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THIRD QUARTER PERFORMANCE HIGHLIGHTS (continued)

Northern Trust’s third quarter consolidated revenues reached $938.5 million, up 5% from last year’s third quarter. Trust, investment and other servicing fees decreased 7% from last year to $474.9 million and represented 51% of third quarter revenues. Total fee-related income increased 2% to $672.8 million and represented 72% of revenues.

Trust, investment and other servicing fees from Corporate & Institutional Services (C&IS) decreased 13% from the year-ago quarter to $244.5 million, primarily reflecting a decline in securities lending fees and lower market valuations, partially offset by new business. The largest component of C&IS fees is custody and fund administration fees, which increased 3% to $164.4 million. Securities lending fees totaled a negative $4.6 million compared with $33.0 million in the third quarter last year, primarily reflecting asset valuation losses in one mark-to-market investment fund used in our securities lending activities. These valuation losses reduced fees by approximately $96 million in the current quarter and approximately $36 million in the prior year quarter. Fees from asset management in the quarter totaled $68.2 million, down 6%. Trust, investment and other servicing fees from Personal Financial Services (PFS) in the quarter increased 2% and totaled $230.4 million compared with $226.8 million a year ago. The increase in PFS fees resulted primarily from strong new business, partially offset by lower market valuations.

C&IS assets under custody totaled $3.2 trillion, down 15% from a year ago, and included $1.7 trillion of global custody assets, 15% lower than a year ago. C&IS assets under management totaled $511.4 billion, a 17% decrease from the prior year. PFS assets under custody totaled $314.2 billion, a 5% decrease from $329.2 billion in the prior year quarter. PFS assets under management totaled $141.0 billion, a 4% decrease from $146.9 billion last year. The above are in comparison to the twelve month decline in the S&P 500 index of approximately 24% and in the EAFE index (USD) of approximately 32%.

Foreign exchange trading income reached a record $141.8 million, up 54% or $49.9 million from the performance in last year’s third quarter. The results reflect exceptionally high levels of currency volatility and increased client volumes.

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THIRD QUARTER PERFORMANCE HIGHLIGHTS (continued)

Revenues from security commissions and trading income equaled $19.2 million, up 5% from the prior year, driven by increased revenue from core brokerage services. Other operating income equaled $36.2 million compared with $19.2 million in the same period last year. The current quarter results include $7.2 million of valuation gains recorded on certain credit default swap contracts with outside counterparties used to mitigate credit risk associated with specific commercial credits. Also contributing to the current quarter performance are higher levels of commercial loan-related commitment fees and the foreign exchange rate impact of translating non-U.S. assets and liabilities. A $16.9 million pre-tax charge was recorded to reflect the other-than-temporary impairment of two asset-backed securities held within Northern Trust’s balance sheet investment portfolio. The prior year quarter benefited from an investment security gain of $6.3 million recognized on the sale of CME Group Inc. stock.

Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled $265.7 million, up 15% from $232.0 million reported in the prior year quarter. The current quarter includes the $9.5 million reduction related to revised estimates regarding the Corporation’s tax dispute with respect to certain structured lease transactions. Absent this adjustment, net interest income for the current quarter would have increased 19% from the prior year quarter, primarily reflecting higher levels of average earning assets. Average earning assets of $65.3 billion were 22% higher than a year ago, driven by growth in money market assets and loans. The net interest margin equaled 1.62%, down from 1.71% in the prior year quarter. The net interest margin absent the leasing related adjustment would have been 1.68%.

The reserve for credit losses at September 30, 2008 of $207.5 million increased $24.4 million from the June 30, 2008 balance. The provision for credit losses was $25.0 million in the current quarter and net charge-offs totaled $.3 million. The current quarter provision primarily reflects loan growth and the continued weakness in the broader economic environment. A $6.0 million provision was recorded in the prior year third quarter and net charge-offs totaled $2.0 million. Nonperforming loans totaled $58.8 million at September 30, 2008, compared with $30.1 million at June 30, 2008 and $23.4 million at September 30, 2007. The increase primarily reflects the addition of two loans to nonperforming status. The reserve for credit losses of

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THIRD QUARTER PERFORMANCE HIGHLIGHTS (continued)

$207.5 million included $12.8 million allocated to loan commitments and other off-balance sheet exposures. The remaining $194.7 million reserve assigned to loans and leases at September 30, 2008 represented a reserve to loan and lease ratio of .65%, compared with .60% at June 30, 2008 and .57% a year ago. Nonperforming loans of $58.8 million at quarter-end represented .20% of total loans and leases and were covered 3.3 times by the assigned reserve.

Noninterest expenses totaled $1.12 billion for the quarter, up 98% from $566.6 million in the year-ago quarter. Included in this total are the previously discussed client support-related charges totaling $561.5 million. Without these charges, total noninterest expenses would have totaled $562.5 million, down 1% from the prior year quarter.

Compensation and employee benefit expenses totaled $282.7 million, down $33.9 million or 11% compared with the prior year quarter. The current quarter decline was primarily driven by a $67.5 million decrease in performance-based compensation and certain defined contribution benefit expense, offset in part by higher staff levels, annual salary increases, and higher employment taxes. Staff on a full-time equivalent basis at September 30, 2008 totaled 12,100, up 14% from a year ago.

The expenses associated with outside services totaled $106.5 million, up $7.2 million or 7% from $99.3 million last year. The current quarter increase primarily reflects higher expenses for legal, technical and consulting services.

The remaining expense categories totaled $734.8 million and include the $561.5 million of previously discussed client support-related charges. These expense categories totaled $173.3 million after adjusting for these third quarter charges, $22.6 million or 15% higher than the prior year quarter. The increase after adjustment is primarily the result of higher charges from account servicing activities and legal matters, increased equipment and software-related expenses, and higher business promotion expenses.

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THIRD QUARTER PERFORMANCE HIGHLIGHTS (continued)

An income tax benefit of $93.4 million was recorded in the current quarter due to the pre-tax loss reported for the quarter. This resulted in an effective tax rate of 41.9% as the operating loss resulted primarily from U.S. activities while foreign operations, with lower tax rates, remained profitable. The current quarter effective tax rate excluding the impact of client support and leasing related charges was 32.0%. The prior year quarter provision for income taxes was $92.8 million, representing an effective tax rate of 30.8%.

As previously disclosed, the IRS has been in dispute with the leasing industry and as part of that dispute challenged the Corporation’s tax position with respect to certain structured leasing transactions. The IRS proposed to disallow certain tax deductions and assess related interest and penalties. On August 6, 2008, the IRS announced that settlements would be offered to taxpayers who participated in Lease-In/Lease-Out (LILO) and Sale-In/Sale-Out (SILO) transactions. Although Northern Trust elected not to participate in the IRS offer, in light of the settlement terms, the Corporation revised its estimates regarding the likely outcome of leveraged leasing tax positions. FASB Staff Position No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP 13-2) requires a reallocation of lease income from the inception of the leveraged lease if, during the lease term, the expected timing of income tax cash flows is revised. As a result of the reallocation of lease income and an increase in taxable income over the life of certain of the leveraged leases under the revised assumptions, Northern Trust recorded a $9.5 million charge against interest income. The provision for taxes related to this adjustment, inclusive of interest and penalties, totaled $3.4 million resulting in a $12.9 million reduction in net income for the quarter. Reductions of interest income will be recognized into income over the remaining terms of the affected leveraged leases.

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THIRD QUARTER PERFORMANCE VS. SECOND QUARTER

A net loss of $.58 per common share was reported in the third quarter compared with net income per common share of $.96 in the second quarter of 2008. A net loss of $129.4 million was reported for the quarter compared with net income of $215.6 million in the second quarter. The current quarter’s results were negatively impacted by the client support-related charges totaling $561.5 million ($353.2 million after-tax or $1.59 per common share).

Consolidated revenues decreased 14% or $155.6 million to $938.5 million. Trust, investment and other servicing fees decreased $170.2 million or 26% in the third quarter, with C&IS fees decreasing $164.7 million or 40% and PFS fees decreasing $5.5 million or 2%. C&IS fees decreased due to lower securities lending fees. Securities lending fees totaled a negative $4.6 million in the current quarter compared with $149.9 million in the second quarter. Mark-to-market adjustments in one investment fund used in our securities lending activities reduced fees by approximately $96 million in the third quarter and increased fees by approximately $25 million in the second quarter. The decrease in PFS fees primarily reflects lower market valuations. Net interest income inclusive of leasing adjustments increased $16.9 million or 7% in the third quarter, reflecting leasing adjustments of $9.5 million in the third quarter compared with $29.4 million in the second quarter. Absent these adjustments, net interest income would have decreased $3.0 million or 1%. Foreign exchange trading income increased $15.2 million or 12%.

The provision for credit losses totaled $25.0 million in the current quarter, compared with $10.0 million in the second quarter of 2008.

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THIRD QUARTER PERFORMANCE VS. SECOND QUARTER (continued)

Noninterest expense totaled $1.12 billion in the third quarter, an increase of $480.7 million or 75% from the second quarter. Excluding the impact of the client support-related charges, expenses decreased $80.8 million or 13%.

Compensation and employee benefits decreased $86.0 million, primarily the result of a decrease of $85.4 million in performance-based compensation and certain defined contribution benefit expense.

Outside services totaled $106.5 million compared with $106.2 million in the second quarter.

Other noninterest expense categories for the current quarter totaled $734.8 million and included the client support-related charges. Excluding the impact of these items, these expense categories totaled $173.3 million compared with prior quarter expenses of $168.4 million. The higher expense level in the current quarter is primarily attributable to significantly higher charges from account servicing activities and legal matters.

An income tax benefit of $93.4 million was recorded in the current quarter due to the pre-tax loss reported for the quarter. This resulted in an effective tax rate of 41.9% as the operating loss resulted primarily from U.S. activities while foreign operations, with lower tax rates, remained profitable. The current quarter effective tax rate excluding the impact of the client support and leasing related charges was 32.0%. The second quarter provision for income taxes was $212.5 million, representing an effective tax rate of 49.6%. The effective tax rate for the second quarter, excluding the impact of leasing adjustments recorded in that period, was 33.8%.

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NINE-MONTH PERFORMANCE HIGHLIGHTS

Net income per common share of $2.09 for the nine months ended September 30, 2008 was 22% lower than the $2.69 reported in 2007. Net income was $471.4 million compared with $601.9 million earned in the prior year period and resulted in a return on average common equity of 12.96% and a return on average assets of .89%. The first quarter of 2008 included an after-tax benefit totaling $153.5 million ($.68 per share) realized in connection with the March 2008 initial public offering of Visa Inc. (Visa) common stock. The benefit reflects a pre-tax gain of $167.9 million on the partial redemption of Northern Trust’s Visa shares in the initial public offering and a $76.1 million offset to previously established Visa indemnification accruals and related charges.

($ In Millions Except Per Share Data)	Nine Months Ended September 30, 2008		Nine Months Ended September 30, 2007
	Amount	Per Share	Amount	Per Share
Reported Earnings	$471.4	$2.09	$601.9	$2.69
Visa Initial Public Offering (net of $90.5 tax effect)	153.5	.68	—	—

Operating Earnings	$317.9	$1.41	$601.9	$2.69

Northern Trust is providing operating earnings in addition to its reported results prepared in accordance with generally accepted accounting principles in order to provide investors and others with a clearer indication of the results and trends in Northern Trust’s core businesses, absent the Visa transaction.

On October 14, 2008, Visa released a statement announcing an agreement in principle with Discover Financial Services to settle litigation covered by Visa U.S.A. members’ indemnification of Visa. The settlement has not been finalized and the potential impact of a settlement on Northern Trust’s third quarter 2008 results is unknown at this time. Should a settlement be announced in advance of the filing of Northern Trust’s Form 10-Q for the quarter ended September 30, 2008, the impact will be reflected in Northern Trust’s results of operations in that document.

Absent the first quarter Visa transaction, operating earnings per share for the nine months ended September 30, 2008 totaled $1.41, a decrease of 48% from $2.69 reported last year. Operating earnings were down 47% to $317.9 million compared with $601.9 million last year. The current period’s results were negatively impacted by the year-to-date client support-related charges totaling $571.4 million ($1.59 per common share) and the second and third quarter leasing related adjustments totaling $100.2 million ($.44 per common share).

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NINE-MONTH PERFORMANCE HIGHLIGHTS (continued)

Revenues exclusive of the first quarter Visa transaction totaled $3.01 billion, up 16% from $2.60 billion last year. Trust, investment and other servicing fees were $1.65 billion for the period, up 8% compared with $1.53 billion last year. Trust, investment and other servicing fees represented 55% of revenues adjusted to exclude Visa, and total fee-related income represented 74% of total revenues on an adjusted basis.

Trust, investment and other servicing fees from C&IS increased 10% to $952.1 million from $865.2 million a year ago, primarily reflecting new business, partially offset by lower market valuations. Custody and fund administration fees increased 14% to $511.5 million, reflecting strong growth in global fees. Securities lending fees totaled $177.2 million compared with $152.0 million last year, while fees from asset management were essentially unchanged at $214.6 million. Securities lending fees increased primarily due to improved spreads on the investment of cash collateral, partially offset by net unrealized asset valuation losses in one mark-to-market investment fund used in our securities lending activities which reduced fees by approximately $168 million in 2008 and approximately $44 million in 2007.

Trust, investment and other servicing fees from PFS increased 4% and totaled $694.7 million compared with $665.2 million a year ago. The increase resulted primarily from strong new business, offset in part by lower equity markets. Revenue growth continued to be broad-based.

Foreign exchange trading income increased 59% and totaled $381.6 million in the period compared with $240.1 million last year. The increase reflects strong client volumes as well as higher currency volatility. Revenues from security commissions and trading income were $57.4 million compared with $47.2 million in the prior year resulting from core brokerage, interest rate protection products, and transition management services. Other operating income was $102.8 million for the period, compared with $70.5 million last year. The current period results include $14.8 million of valuation gains recorded on certain credit default swap contracts with outside counterparties used to mitigate credit risk associated with specific commercial credits. Also contributing to the current period performance are higher levels of commercial loan-related

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NINE-MONTH PERFORMANCE HIGHLIGHTS (continued)

commitment fees, higher custody-related deposit revenue, and a gain on the redemption of an equity investment. A net loss of $11.9 million was recognized in the current period on investment securities compared with a gain of $6.4 million last year.

Net interest income, stated on a fully taxable equivalent basis, totaled $780.6 million, an increase of 19% from $655.4 million reported in the prior year period. The current period includes the leasing related adjustments that reduced net interest income by $38.9 million. The current period increase reflects higher levels of average earning assets. Total average earning assets of $62.6 billion were 19% higher than a year ago. The net interest margin of 1.67% was unchanged from the prior period. Excluding the impact of the 2008 leasing adjustments, the net interest margin would have been 1.75%, reflecting a widening of the spread between interest rates on short term investments and on overnight funding sources, including the impact of Federal Reserve Bank rate reductions.

The provision for credit losses was $55.0 million for the first nine months compared with $10.0 million in 2007. The current period provision primarily reflects loan growth and weakness in the broader economic environment. Net charge-offs totaled $7.4 million in the current period and $6.5 million in the prior year period.

Noninterest expenses totaled $2.30 billion for the period, up 40% from $1.65 billion a year-ago. Absent the first quarter Visa transaction and the third quarter client support-related matters, noninterest expenses totaled $1.82 billion, up 10% from the prior year period. Compensation and employee benefit expenses of $994.9 million represented 55% of total adjusted operating expenses. The current period expense increase reflects the impact of higher staff levels, annual salary increases, and higher employment taxes and health care costs, partially offset by a $34.8 million decrease in performance-based compensation and certain defined contribution benefit expense.

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NINE-MONTH PERFORMANCE HIGHLIGHTS (continued)

Expenses associated with outside services totaled $306.6 million, up $29.5 million or 11% from last year, reflecting higher expenses for technical and consulting services, legal fees, and volume-driven growth in global subcustody and investment manager sub-advisor expenses.

The remaining expense categories, exclusive of the first quarter Visa reserve reduction and the third quarter client support-related matters, totaled $515.7 million, up 16% from $442.7 million in 2007. The increase reflects higher charges related to account servicing activities and legal matters, higher business promotion and advertising expenses, increases in computer software expense, and increased hiring and employee relocation costs.

Total income tax expense was $312.0 million for the nine months ended September 30, 2008, representing an effective rate of 39.8%. This compares with $291.2 million in income tax expense and an effective rate of 32.6% for 2007. The effective tax rate for the nine months ended September 30, 2008 excluding the impact of the client support and leasing related charges was 33.2%.

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BALANCE SHEET

Assets averaged $73.3 billion for the quarter, up 20% from last year’s third quarter average of $61.3 billion. Loans and leases averaged $27.7 billion, up 19%. Money market assets averaged $24.8 billion for the quarter, an increase of 52% from the prior year. The securities portfolio averaged $12.8 billion, down 9% from last year, primarily reflecting a decrease in the average balance of government sponsored agency securities partially offset by higher levels of asset-backed securities. The increase in earning assets was primarily funded by growth in non-U.S. office deposits.

Residential mortgages averaged $9.8 billion in the quarter, up 10% from the prior year’s third quarter, and represented 35% of the total average loan and lease portfolio. Commercial loans averaged $7.1 billion, up 39% from $5.1 billion last year, while personal loans averaged $4.6 billion, up 40% from last year’s third quarter. Loans outside the U.S. decreased $502.6 million on average from the prior year quarter to $1.4 billion.

Stockholders’ equity averaged $5.1 billion, up 20% from last year’s third quarter. The increase primarily reflects the retention of earnings, offset in part by the repurchase of common stock pursuant to the Corporation’s share buyback program. During the third quarter of 2008, the Corporation repurchased 49,117 shares at a cost of $3.9 million ($78.45 average price per share). An additional 7.7 million shares are authorized for repurchase after September 30, 2008 under the current share buyback program.

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FORWARD-LOOKING STATEMENTS

This news release may be deemed to include forward-looking statements, such as statements that relate to Northern Trust’s financial goals, dividend policy, expansion and business development plans, anticipated expense levels and projected profit improvements, business prospects and positioning with respect to market, demographic and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, anticipated tax benefits and expenses, and the effects of any extraordinary events and various other matters (including developments with respect to litigation, other contingent liabilities and obligations, and regulation involving Northern Trust and changes in accounting policies, standards and interpretations) on Northern Trust’s business and results. Forward-looking statements are typically identified by words or phrases, such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” “plan,” “goal,” “target,” “strategy,” and similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. Northern Trust Corporation’s 2007 Financial Annual Report to Shareholders, including the section of Management’s Discussion and Analysis captioned “Factors Affecting Future Results,” and periodic reports to the Securities and Exchange Commission, including the section captioned “Risk Factors,” contain additional information about factors that could affect actual results, including: economic, market, and monetary policy risks; operational risks; investment performance, fiduciary, and asset servicing risks; credit risks; liquidity risks; holding company risks; regulation risks; litigation risks; tax and accounting risks; strategic and competitive risks; and reputation risks. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust Corporation assumes no obligation to update any forward-looking statement.

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WEBCAST OF THIRD QUARTER EARNINGS CONFERENCE CALL

Northern Trust’s third quarter earnings conference call will be webcast live on October 22, 2008. The Internet webcast opens the call to all investors, allowing them to listen to the Chief Financial Officer’s comments. The live call will be conducted at 11:00 a.m. CDT and is accessible on Northern Trust’s web site at:

http://www.northerntrust.com/financialreleases

The only authorized rebroadcasts of the live call will be available on Northern Trust’s web site from 2:00 p.m. CDT on October 22, 2008 through 5:00 p.m. CDT on October 29, 2008. Participants will need Windows Mediatm software, which can be downloaded free through Northern’s web site. This earnings release can also be accessed at the above web address.

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NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME DATA ($ In Millions Except Per Share Data)	THIRD QUARTER
	2008	2007	% Change (*)
Noninterest Income
Trust, Investment and Other Servicing Fees	$474.9	$508.8	(7)%
Foreign Exchange Trading Income	141.8	91.9	54
Treasury Management Fees	17.6	16.1	9
Security Commissions & Trading Income	19.2	18.2	5
Other Operating Income	36.2	19.2	89
Investment Security Gains (Losses), net	(16.9)	6.3	N/M

Total Noninterest Income	672.8	660.5	2
Interest Income (Taxable Equivalent)	653.2	739.7	(12)
Interest Expense	387.5	507.7	(24)

Net Interest Income (Taxable Equivalent)	265.7	232.0	15
Total Revenue (Taxable Equivalent)	938.5	892.5	5
Noninterest Expenses
Compensation	230.3	259.5	(11)
Employee Benefits	52.4	57.1	(8)
Outside Services	106.5	99.3	7
Equipment and Software Expense	60.7	53.6	13
Occupancy Expense	41.8	39.2	7
Other Operating Expenses	632.3	57.9	991

Total Noninterest Expenses	1,124.0	566.6	98
Provision for Credit Losses	25.0	6.0	317
Taxable Equivalent Adjustment	12.3	18.8	(34)

Income (Loss) before Income Taxes	(222.8)	301.1	(174)
Provision (Benefit) for Income Taxes	(93.4)	92.8	(201)

NET INCOME (LOSS)	$(129.4)	$208.3	(162)%

Per Common Share
Net Income (Loss)
Basic	$(0.58)	$0.95	(161)%
Diluted	(0.58)	0.93	(162)
Return on Average Common Equity	(10.14)%	19.51%
Average Common Equity	$5,077.9	$4,237.7	20%
Return on Average Assets	(0.70)%	1.35%
Common Dividend Declared per Share	$0.28	$0.25	12%
Average Common Shares Outstanding (000s)
Basic	221,899	219,915
Diluted**	221,899	224,186
Common Shares Outstanding (EOP)	223,034	219,942

(*)	Percentage calculations are based on actual balances rather than the rounded amounts presented in the Supplemental Consolidated Financial Information.
(**)	Due to the net loss for the three months ended September 30, 2008, the diluted earnings per share calculation excludes all common stock equivalents as their inclusion would have been antidilutive.

(N/M) Percentage change is either not meaningful or not applicable.

Certain custody related deposit and overdraft amounts, previously included within other operating income, are now included within net interest income in order to better align the classifications of these income and expense amounts with the related balance sheet presentation. Prior period amounts have been reclassified to place them on a comparable basis.

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME DATA ($ In Millions Except Per Share Data)	NINE MONTHS
	2008	2007	% Change (*)
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,646.8	$1,530.4	8%
Foreign Exchange Trading Income	381.6	240.1	59
Treasury Management Fees	53.4	48.7	10
Security Commissions & Trading Income	57.4	47.2	21
Gain on Visa Share Redemption	167.9	—	N/M
Other Operating Income	102.8	70.5	46
Investment Security Gains (Losses), net	(11.9)	6.4	N/M

Total Noninterest Income	2,398.0	1,943.3	23
Interest Income (Taxable Equivalent)	1,944.5	2,098.1	(7)
Interest Expense	1,163.9	1,442.7	(19)

Net Interest Income (Taxable Equivalent)	780.6	655.4	19
Total Revenue (Taxable Equivalent)	3,178.6	2,598.7	22
Noninterest Expenses
Compensation	822.5	755.6	9
Employee Benefits	172.4	172.4	—
Outside Services	306.6	277.1	11
Equipment and Software Expense	171.8	160.1	7
Occupancy Expense	122.9	119.3	3
Visa Indemnification Charges	(76.1)	—	N/M
Other Operating Expenses	782.5	163.3	379

Total Noninterest Expenses	2,302.6	1,647.8	40
Provision for Credit Losses	55.0	10.0	450
Taxable Equivalent Adjustment	37.6	47.8	(21)

Income before Income Taxes	783.4	893.1	(12)
Provision for Income Taxes	312.0	291.2	7

NET INCOME	$471.4	$601.9	(22)%

Per Common Share
Net Income
Basic	$2.13	$2.74	(22)%
Diluted	2.09	2.69	(22)
Return on Average Common Equity	12.96%	19.66%
Average Common Equity	$4,858.0	$4,094.5	19%
Return on Average Assets	0.89%	1.36%
Common Dividends Declared per Share	$0.84	$0.75	12%
Average Common Shares Outstanding (000s)
Basic	220,945	219,453
Diluted	225,606	223,851
Common Shares Outstanding (EOP)	223,034	219,942

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME DATA ($ In Millions Except Per Share Data)	THIRD QUARTER 2008	SECOND QUARTER 2008
			% Change
Noninterest Income
Trust, Investment and Other Servicing Fees	$474.9	$645.1	(26)%
Foreign Exchange Trading Income	141.8	126.6	12
Treasury Management Fees	17.6	18.4	(4)
Security Commissions & Trading Income	19.2	20.4	(6)
Other Operating Income	36.2	34.8	4
Investment Security Gains (Losses), net	(16.9)	—	N/M

Total Noninterest Income	672.8	845.3	(20)
Interest Income (Taxable Equivalent)	653.2	601.6	9
Interest Expense	387.5	352.8	10

Net Interest Income (Taxable Equivalent)	265.7	248.8	7
Total Revenue (Taxable Equivalent)	938.5	1,094.1	(14)
Noninterest Expenses
Compensation	230.3	306.0	(25)
Employee Benefits	52.4	62.7	(16)
Outside Services	106.5	106.2	—
Equipment and Software Expense	60.7	56.9	7
Occupancy Expense	41.8	39.7	5
Other Operating Expenses	632.3	71.8	781

Total Noninterest Expenses	1,124.0	643.3	75
Provision for Credit Losses	25.0	10.0	150
Taxable Equivalent Adjustment	12.3	12.7	(3)

Income (Loss) before Income Taxes	(222.8)	428.1	(152)
Provision (Benefit) for Income Taxes	(93.4)	212.5	(144)

NET INCOME (LOSS)	$(129.4)	$215.6	(160)%

Per Common Share
Net Income (Loss)
Basic	$(0.58)	$0.98	(159)%
Diluted	(0.58)	0.96	(160)
Return on Average Common Equity	(10.14)%	17.75%
Average Common Equity	$5,077.9	$4,886.9	4%
Return on Average Assets	(0.70)%	1.22%
Common Dividend Declared per Share	$0.28	$0.28	—%
Average Common Shares Outstanding (000s)
Basic	221,899	220,604
Diluted	221,899	225,281
Common Shares Outstanding (EOP)	223,034	221,047

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)	SEPTEMBER 30
	2008	2007	% Change (*)
Assets
Money Market Assets	$26,079.0	$18,264.5	43%
Securities
U.S. Government	20.0	5.1	289
Government Sponsored Agency and Other	12,501.1	10,909.9	15
Municipal	829.3	884.2	(6)
Trading Account	8.7	4.3	102

Total Securities	13,359.1	11,803.5	13
Loans and Leases	29,870.2	24,908.1	20

Total Earning Assets	69,308.3	54,976.1	26
Reserve for Credit Losses Assigned to Loans & Leases	(194.7)	(143.2)	36
Cash and Due from Banks	3,775.7	3,871.5	(2)
Client Security Settlement Receivables	857.0	338.7	153
Buildings and Equipment, net	492.9	478.7	3
Other Nonearning Assets	5,004.8	3,577.1	40

Total Assets	$79,244.0	$63,098.9	26%

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$10,282.1	$9,297.7	11%
Other Time	639.6	539.4	19
Non-U.S. Offices - Interest-Bearing	41,060.4	28,657.1	43

Total Interest-Bearing Deposits	51,982.1	38,494.2	35
Short-Term Borrowings	2,784.0	4,448.5	(37)
Senior Notes and Long-Term Debt	4,582.4	3,207.4	43

Total Interest-Related Funds	59,348.5	46,150.1	29
Demand & Other Noninterest-Bearing Deposits	10,457.0	9,174.6	14
Other Liabilities	4,583.6	3,414.8	34

Total Liabilities	74,389.1	58,739.5	27
Common Equity	4,854.9	4,359.4	11

Total Liabilities and Stockholders’ Equity	$79,244.0	$63,098.9	26%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)	SEPTEMBER 30 2008	JUNE 30 2008
			% Change
Assets
Money Market Assets	$26,079.0	$23,806.6	10%
Securities
U.S. Government	20.0	20.2	(1)
Government Sponsored Agency and Other	12,501.1	10,868.2	15
Municipal	829.3	836.6	(1)
Trading Account	8.7	11.7	(26)

Total Securities	13,359.1	11,736.7	14
Loans and Leases	29,870.2	28,677.9	4

Total Earning Assets	69,308.3	64,221.2	8
Reserve for Credit Losses Assigned to Loans & Leases	(194.7)	(172.5)	13
Cash and Due from Banks	3,775.7	5,651.6	(33)
Client Security Settlement Receivables	857.0	935.4	(8)
Buildings and Equipment, net	492.9	493.0	N/M
Other Nonearning Assets	5,004.8	3,678.2	36

Total Assets	$79,244.0	$74,806.9	6%

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$10,282.1	$9,833.2	5%
Other Time	639.6	573.3	12
Non-U.S. Offices - Interest-Bearing	41,060.4	35,863.7	14

Total Interest-Bearing Deposits	51,982.1	46,270.2	12
Short-Term Borrowings	2,784.0	2,856.3	(3)
Senior Notes and Long-Term Debt	4,582.4	3,718.7	23

Total Interest-Related Funds	59,348.5	52,845.2	12
Demand & Other Noninterest-Bearing Deposits	10,457.0	14,004.1	(25)
Other Liabilities	4,583.6	2,993.5	53

Total Liabilities	74,389.1	69,842.8	7
Common Equity	4,854.9	4,964.1	(2)

Total Liabilities and Stockholders’ Equity	$79,244.0	$74,806.9	6%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

AVERAGE BALANCE SHEET ($ IN MILLIONS)	THIRD QUARTER
	2008	2007	% Change (*)
Assets
Money Market Assets	$24,812.0	$16,367.9	52%
Securities
U.S. Government	19.9	5.1	290
Government Sponsored Agency and Other	11,941.6	13,146.5	(9)
Municipal	830.8	883.2	(6)
Trading Account	10.7	5.8	83

Total Securities	12,803.0	14,040.6	(9)
Loans and Leases	27,704.9	23,291.2	19

Total Earning Assets	65,319.9	53,699.7	22
Reserve for Credit Losses Assigned to Loans & Leases	(173.9)	(139.2)	25
Nonearning Assets	8,171.4	7,696.1	6

Total Assets	$73,317.4	$61,256.6	20%

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$9,800.0	$9,177.4	7%
Other Time	604.0	541.1	12
Non-U.S. Offices - Interest-Bearing	38,705.9	27,681.1	40

Total Interest-Bearing Deposits	49,109.9	37,399.6	31
Short-Term Borrowings	3,337.7	5,208.6	(36)
Senior Notes and Long-Term Debt	4,417.8	3,186.2	39

Total Interest-Related Funds	56,865.4	45,794.4	24
Demand & Other Noninterest-Bearing Deposits	7,880.1	8,232.7	(4)
Other Liabilities	3,494.0	2,991.8	17

Total Liabilities	68,239.5	57,018.9	20
Common Equity	5,077.9	4,237.7	20

Total Liabilities and Stockholders’ Equity	$73,317.4	$61,256.6	20%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

QUARTERLY TREND DATA	2008 Quarters			2007 Quarters
($ In Millions Except Per Share Data)	Third	Second	First	Fourth	Third
Net Income Summary
Trust, Investment and Other Servicing Fees	$474.9	$645.1	$526.8	$547.2	$508.8
Other Noninterest Income	197.9	200.2	353.1	173.1	151.7
Net Interest Income (Taxable Equivalent)	265.7	248.8	266.1	252.5	232.0

Total Revenue (Taxable Equivalent)	938.5	1,094.1	1,146.0	972.8	892.5
Provision for Credit Losses	25.0	10.0	20.0	8.0	6.0
Noninterest Expenses	1,124.0	643.3	535.3	782.4	566.6

Pretax Income (Loss) (Taxable Equivalent)	(210.5)	440.8	590.7	182.4	319.9
Taxable Equivalent Adjustment	12.3	12.7	12.6	14.7	18.8
Provision (Benefit) for Income Taxes	(93.4)	212.5	192.9	42.7	92.8

Net Income (Loss)	$(129.4)	$215.6	$385.2	$125.0	$208.3

Per Common Share
Net Income (Loss) - Basic	$(0.58)	$0.98	$1.75	$0.57	$0.95
- Diluted	(0.58)	0.96	1.71	0.55	0.93
Dividend Declared	0.28	0.28	0.28	0.28	0.25
Book Value (EOP)	21.77	22.46	21.62	20.44	19.82
Market Value (EOP)	72.20	68.57	66.47	76.58	66.27

Ratios
Return on Average Common Equity	(10.14)%	17.75%	33.63%	11.34%	19.51%
Return on Average Assets	(0.70)	1.22	2.28	0.77	1.35
Net Interest Margin	1.62	1.59	1.79	1.79	1.71

Risk-based Capital Ratios
Tier 1	9.2%	9.8%	9.6%	9.7%	9.8%
Total (Tier 1 + Tier 2)	11.5	11.7	11.5	11.9	11.6
Leverage	6.6	6.9	6.9	6.8	7.0

Assets Under Custody ($ in Billions) - EOP
Corporate	3,217.0	$3,635.7	$3,659.9	$3,802.9	$3,787.6
Personal	314.2	325.9	322.2	332.3	329.2

Total Assets Under Custody	$3,531.2	$3,961.6	$3,982.1	$4,135.2	$4,116.8

Managed Assets	$652.4	$751.4	$778.6	$757.2	$761.4

Asset Quality ($ in Millions) - EOP
Nonperforming Loans	$58.8	$30.1	$27.7	$23.2	$23.4
Other Real Estate Owned (OREO)	2.7	4.3	8.0	6.1	5.9

Total Nonperforming Assets	$61.5	$34.4	$35.7	$29.3	$29.3

Nonperforming Assets / Loans & OREO	0.21%	0.12%	0.13%	0.12%	0.12%

Gross Charge-offs	$1.5	$4.9	$2.7	$2.4	$2.6
Less: Gross Recoveries & Foreign Translation	0.9	0.2	0.3	0.1	0.6

Net Charge-offs (Recoveries & Translation)	$0.6	$4.7	$2.4	$2.3	$2.0

Net Charge-offs (Annualized) to Average Loans	0.01%	0.07%	0.04%	0.04%	0.03%
Reserve for Credit Losses Assigned to Loans	$194.7	$172.5	$165.4	$148.1	$143.2
Reserve to Nonaccrual Loans	331%	573%	597%	638%	612%
Reserve for Other Credit-Related Exposures	$12.8	$10.6	$12.4	$12.1	$11.3